EXHIBIT (j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 102 to the Registration Statement No. 2-22019 on Form N-1A ("Registration Statement") of Eaton Vance Growth Trust of our report dated October 15, 2007, relating to the financial statements and financial highlights of the Eaton Vance Worldwide Health Sciences Fund (the "Fund") and of our report dated October 15, 2007, relating to the financial statements and supplementary data of the Worldwide Health Sciences Portfolio, which appear in the August 31, 2007 Annual Report to Shareholders of the Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts December 22, 2008